Exhibit 99.2

CYXTERA CYBERSECURITY, INC. D/B/A APPGATE

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of

Cyxtera Cybersecurity, Inc. d/b/a AppGate

Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyxtera Cybersecurity, Inc. d/b/a AppGate (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition – Allocation of Standalone Selling Price

As described in Notes 1 and 4 to the consolidated financial statements, the Company sells software through term-based license agreements, perpetual licenses agreements and software as a service (“SaaS”) subscriptions. The Company’s agreements for software licenses include maintenance and may also include professional services. Management identifies each performance obligation in the contract and allocates the total contract price to each performance obligation based on an estimated relative stand-alone selling price. The Company determines the standalone selling price utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

We identified the process of the determination of the estimated relative stand-alone selling price and allocation of the transaction price between performance obligations for the Company’s products and services using the adjusted market assessment approach as a critical audit matter. Subjective auditor judgment was involved in evaluating the Company’s assumptions regarding market conditions and pricing practices, including historical sales data and discounts from list price, where there was no direct observable data available.

The primary procedures we performed to address this critical audit matter included:

●	Performing procedures to test the completeness and accuracy of the data used to determine stand-alone selling price;

●	Evaluating the Company’s estimated standalone selling prices, including their compliance with the Company’s accounting policy, by assessing available, relevant external information and comparing the estimated standalone selling prices to internal historical disaggregated sales data by product or service, including discounts from list price, if any, by customer; and,

●	Testing the allocation of the transaction price between performance obligations based on the estimated relative standalone selling prices on a test basis.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Miami, Florida

September 10, 2021

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(in thousands, except share information)

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,505	$4,264
Restricted cash	2,116	1,892
Accounts receivable, net of allowance of $437 and $650, respectively	12,052	7,242
Contract assets	1,427	2,370
Deferred contract acquisition costs, current	3,065	2,394
Prepaid and other current assets	2,012	1,226
Due from former Parent, net (Note 2)	1,183	3,709
Current assets held for sale	66,604	5,169
Total current assets	91,964	28,266
Property and equipment, net	1,829	2,916
Operating lease right-of-use assets	2,008	3,064
Contract assets, noncurrent	6,496	5,528
Deferred contract acquisition costs, noncurrent	5,791	3,213
Goodwill	71,604	71,604
Intangible assets, net	45,642	56,488
Deferred income taxes	735	1,400
Other assets	184	160
Noncurrent assets held for sale	-	65,787
Total assets	$226,253	$238,426
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,558	$1,226
Accrued expenses	9,156	8,959
Operating lease liabilities, current	779	973
Deferred revenue, current	5,995	4,280
Other current liabilities	15	74
Promissory Notes, including accrued interest	153,811	-
Current liabilities held for sale	6,548	2,846
Total current liabilities	182,862	18,358
Deferred revenue, noncurrent	995	847
Operating lease liabilities, noncurrent	1,256	1,955
Promissory Notes, including accrued interest	-	130,276
Other liabilities	263	17
Total liabilities	185,376	151,453
Commitments and contingencies (Note 9)
Stockholder’s equity:
Common stock, $0.01 par value per share; 1,000 shares authorized; 500 shares issued and outstanding	-	-
Additional paid-in capital	471,701	466,256
Accumulated other comprehensive (loss) income	(667)	449
Accumulated deficit	(430,157)	(379,732)
Total stockholder’s equity	40,877	86,973
Total liabilities and stockholder’s equity	$226,253	$238,426

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Operations

For the Years Ended December 31, 2020 and 2019

(in thousands, except share and per share information)

	2020	2019
Revenue	$33,729	$30,392
Cost of revenue, exclusive of amortization shown below	15,560	15,822
Amortization expense	6,168	6,697
Total cost of revenue	21,728	22,519
Gross profit	12,001	7,873
Operating expenses:
Sales and marketing	25,175	16,097
Research and development	9,782	11,682
General and administrative	15,824	28,651
Depreciation and amortization	5,211	6,649
Goodwill impairment	-	170,000
Total operating expenses	55,992	233,079
Loss from continuing operations	(43,991)	(225,206)
Interest expense, net	(4,088)	(2,785)
Other expenses, net	(1,640)	(976)
Loss from continuing operations before income taxes	(49,719)	(228,967)
Income tax expense of continuing operations	(1,842)	(1,242)
Net loss of continuing operations	(51,561)	(230,209)
Net income (loss) of discontinued operations, net of tax	1,136	(265)
Net loss	$(50,425)	$(230,474)

(Loss) income per share:
Net loss from continuing operations per share - basic and diluted	$(103,122)	$(460,418)
Net income (loss) from discontinued operations per share - basic and diluted	$2,272	$(530)
Weighted-average shares used in computing net loss from continuing operations per share - basic and diluted	500	500
Weighted-average shares used in computing net income (loss) from discontinued operations per share - basic and diluted	500	500

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2020 and 2019

(in thousands)

	2020	2019
Net loss	$(50,425)	$(230,474)
Other comprehensive (loss) income:
Change in foreign currency translation	(1,116)	592
Other comprehensive (loss) income	(1,116)	592
Comprehensive loss	$(51,541)	$(229,882)

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Changes in Stockholder’s Equity

For the Years Ended December 31, 2020 and 2019

(in thousands, except share information)

	Common stock		Additional paid-in	Accumulated other comprehensive (loss)	Accumulated	Total stockholder’s
	Shares	Amount	capital	income	deficit	equity
Balance as of December 31, 2018	500	$-	$463,129	$(143)	$(149,258)	$313,728
Equity-based compensation	-	-	3,058	-	-	3,058
Transactions with former Parent (Notes 1 and 2)	-	-	69	-	-	69
Net loss	-	-	-	-	(230,474)	(230,474)
Other comprehensive income	-	-	-	592	-	592
Balance as of December 31, 2019	500	-	466,256	449	(379,732)	86,973
Equity-based compensation	-	-	3,691	-	-	3,691
Transactions with former Parent (Notes 1 and 2)	-	-	1,754	-	-	1,754
Net loss	-	-	-	-	(50,425)	(50,425)
Other comprehensive loss	-	-	-	(1,116)	-	(1,116)
Balance as of December 31, 2020	500	$-	$471,701	$(667)	$(430,157)	$40,877

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(in thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(50,425)	$(230,474)
Net (income) loss of discontinued operations, net of tax	(1,136)	265
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,379	13,346
Goodwill impairment	-	170,000
Equity-based compensation, net	4,235	3,985
Amortization of deferred contract acquisition costs	1,790	1,106
Loss on disposal of assets	1,683	-
Operating leases, net	57	(146)
Bad debt expense	364	661
Deferred income taxes	(665)	66
Changes in assets and liabilities:
Accounts receivable	(5,175)	1,057
Contract assets	242	(4,048)
Prepaid and other current assets	(776)	(359)
Due from affiliates, net	9,737	1,599
Deferred contract acquisition costs	(5,368)	(2,752)
Other assets	27	110
Accounts payable	5,329	1,202
Accrued expenses	145	3,043
Deferred revenue	1,883	(284)
Other current liabilities	(58)	42
Other liabilities	248	(47)
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(26,484)	(41,628)
Net cash, cash equivalents and restricted cash provided by (used in) operating activities of discontinued operations	9,301	(1,042)
Net cash, cash equivalents and restricted cash used in operating activities	(17,183)	(42,670)
Cash flows from investing activities:
Purchases of property and equipment	(1,074)	-
Net cash, cash equivalents and restricted cash used in investing activities of continuing operations	(1,074)	-
Cash flows from financing activities:
Proceeds from Promissory Notes	19,429	43,104
Repayment of finance leases	(21)	(19)
Net cash, cash equivalents and restricted cash provided by financing activities of continuing operations	19,408	43,085
Effect of foreign currency exchange rates on cash	(1,746)	(2,098)
Net decrease in cash, cash equivalents and restricted cash	(595)	(1,683)
Cash, cash equivalents and restricted cash at beginning of period	6,243	7,926
Cash, cash equivalents and restricted cash at end of period	5,648	6,243
Less cash of discontinued operations	(27)	(87)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$5,621	$6,156

Cash	$3,505	$4,264
Restricted cash	2,116	1,892
Total cash, cash equivalents and restricted cash of continuing operations at end of period	$5,621	$6,156

	2020	2019
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$56	$33
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$583	$1,731

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies

Description of the Business

Cyxtera Cybersecurity, Inc., a Delaware corporation doing business as AppGate (“Appgate,” the “Company,” “we,” “us,” or “our”), is a cybersecurity company that protects against breaches and fraud through innovative, identity-centric, Zero Trust solutions. Appgate exists to provide modern enterprises with a solution to increasingly common cyber-attacks, against which traditional cybersecurity tools are proving ineffective. We sell and deliver our solutions using a combination of term-based license subscriptions, perpetual licenses and software-as-a-service (“SaaS”), together with related support services. We were incorporated in Delaware in October 2016 and conduct business worldwide. Our headquarters is in Coral Gables, Florida.

Formation and Cyxtera Spin-Off

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera” or “former Parent”).

On December 31, 2019, the boards of directors of SIS Holdings GP LLC (“SIS GP”), the sole general partner of SIS Holdings LP, Cyxtera’s then sole stockholder (“SIS Holdings”), and Cyxtera, approved several transactions to reorganize Cyxtera’s cybersecurity business. In connection with the reorganization, Cyxtera redeemed, cancelled and retired 0.04 of a share of its common stock, par value $0.01, held by SIS Holdings, representing the relative fair value of all of the outstanding equity interests of Cyxtera’s cybersecurity business, in exchange for the transfer by Cyxtera of all issued and outstanding equity interests of the cybersecurity business (the “Cyxtera Spin-Off”) to SIS Holdings. The Cyxtera Spin-Off was accounted for as a common control transaction. Accordingly, the Cyxtera Spin-Off was accounted for by Appgate as a carve out from Cyxtera and has been accounted for based upon the guidance in Accounting Standards Codification (“ASC”) Topic 805-50, Business Combinations, which requires receiving entities to recognize the net assets received at their historical carrying amounts.

Transactions with former Parent recognized in our consolidated statements of changes in stockholder’s equity resulted from carve out adjustments related to transactions with and allocations from our former Parent.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations – see Note 3 for discontinued operations disclosures. We executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance.

Merger with Newtown Lane

On February 8, 2021, we entered into an agreement and plan of reorganization (the “Merger Agreement”) with Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”), and Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Newtown (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate (the “Merger”), with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. Upon consummation of the Merger, Newtown will change its name to “Appgate, Inc.” The Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and, for periods prior to December 31, 2019, in accordance with Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. While Appgate is a separate legal and reporting entity, the term carve-out as used herein applies to general purpose financial statements of an operating unit, usually not itself a separate legal or reporting entity, which are derived or carved-out of those of a larger entity. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

In connection with the formation of Cyxtera in 2017, Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”), entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. For the year ended December 31, 2019 and prior, Cyxtera allocated a portion of the Management Company’s general and administrative, depreciation and amortization, interest and certain other expenses to Appgate using the direct allocation method based on direct usage when identifiable or the most relevant allocation method to the services being provided. These allocation methods included the following methods applied consistently: (i) sales bookings; (ii) revenue; (iii) number of customers; (iv) number of employees; (v) number of vendor payments; and (vi) number of customer invoices. In 2019, operating expenses allocated to Appgate in such manner were as follows (in thousands):

2019
General and administrative	$19,698
Depreciation and amortization	1,411
Interest expense, net	182
Other expenses, net	22
Total	$21,313

In the opinion of management, the assumptions and method of allocating these costs were reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had we been operating as a separate, stand-alone public company.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated. We operate on a calendar year basis. References to 2020, for example, refer to our year ended December 31, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of Appgate and the accounts of entities in which Appgate has a controlling financial interest, the usual condition of which is ownership of a majority voting interest. All material intercompany balances and transactions have been eliminated in consolidation.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Such estimates include, but are not limited to, the determination of revenue recognition, deferred revenue, deferred contract acquisition costs, valuation of goodwill and acquired intangible assets, the period of benefit generated from our deferred contract acquisition costs, allowance for doubtful accounts, valuation of equity awards, useful lives of property and equipment, useful lives of acquired intangible assets, valuation of deferred tax assets and liabilities, fair value of our promissory notes, and the discount rate used for operating leases. Management determines these estimates and assumptions based on historical experience and on various other assumptions that are believed to be reasonable. Actual results could differ significantly from these estimates, and such differences may be material to the consolidated financial statements.

Risks and Uncertainties due to COVID-19 Pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on our business, financial condition or results of operations for 2020, management took measures during such period to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, and the health, safety and wellbeing of our employees and customers.

Foreign Currency

Our reporting currency is the U.S. dollar. The functional currency of our foreign subsidiaries is generally the currency of the economic environment in which a particular subsidiary primarily does business. Accordingly, monetary assets and liabilities of our foreign subsidiaries are re-measured into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are re-measured at historical rates, and revenue and expenses are re-measured at average exchange rates in effect during each reporting period. The effects of translation adjustments are reported as a component of accumulated other comprehensive income (loss) in the consolidated statements of stockholder’s equity. Foreign currency transaction gains and losses are recorded in other expense, net in the consolidated statements of operations. We recognized re-measurement losses of $0.1 million and $0.3 million in 2020 and 2019, respectively.

Financial Instruments and Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Our cash and cash equivalents and restricted bank deposits are invested with major banks in the United States, Latin America, Europe and Asia. Generally, these investments may be redeemed upon demand, and we believe that the financial institutions that hold our cash deposits are financially sound and, accordingly, subject us to minimal credit risk.

Our trade receivables are mainly derived from sales to a diverse set of customers located in the following main geographical regions: United States and Canada (“US&C”); Latin America (“LATAM”); Europe, the Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”). Concentration of credit risk with respect to trade receivables is mitigated by credit limits, ongoing credit evaluation and account monitoring procedures.

As of December 31, 2020 and 2019, none of our customers comprised more than 10% of our accounts receivable, net.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Segment Information

We operate as one reportable and operating segment. Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Revenue Recognition

We primarily sell our software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow our customers to use our SaaS services without taking possession of the software. Our products offer substantially the same functionality whether our customers receive them through a perpetual or term-based license or a SaaS arrangement. Our agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for our products for a specified term, which is typically one to three years. We offer a portfolio of professional services and extended support contract options to assist our customers with integration, optimization, training and ongoing advanced technical support. We also generate revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

Under ASC Topic 606, Revenue from Contracts with Customers, we recognize revenue when the customer obtains control of the promised goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Our contracts include varying terms and conditions and identifying and evaluating the impact of these terms and conditions on revenue recognition requires significant judgment. In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements, we perform the following steps:

(i) identification of the contract with a customer;

We enter into contracts with customers through order forms, which in some cases are governed by master sales agreements. We determine that we have a contract with a customer when the order form has been approved by us, each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, we have determined that the customer has the ability and intent to pay and the contract has commercial substance. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation and financial or other information pertaining to the customer. At contract inception, we evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We also evaluate termination rights at contract inception to determine the impact, if any, on the contractual term.

(ii) determination of whether the promised goods or services are performance obligations;

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products or services either on their own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract.

Our term-based license arrangements include both an obligation to provide the right to use our software, as well as an obligation to provide support and maintenance for the duration of the term. Our perpetual software licenses include the perpetual obligation to provide the right to use our software and may include an obligation to provide support and maintenance for a limited period of time. Our SaaS products provide access to SaaS services as well as support, which we consider to be a single performance obligation.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Services-related performance obligations relate to software installation and the provision of consulting and training services. Software-installation services are distinct from subscriptions and do not result in significant customization of the software.

We have concluded that our contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii) measurement of the transaction price;

The transaction price is the amount of consideration we expect to be entitled to receive in exchange for transferring our products and services to a customer, excluding amounts collected on behalf of third parties. The consideration promised in our contracts with customers may include fixed amounts, variable amounts, or both. Revenues from usage-based royalty arrangements for distinct on-premise licenses and SaaS subscriptions are recognized as the end user usage occurs. For usage-based arrangements with a fixed minimum guarantee amount, the minimum amount is generally recognized upfront when the software is made available to the customer.

(iv) allocation of the transaction price to the performance obligations; and

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple distinct performance obligations, we allocate the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). We determine the transaction price with reference to the SSP of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which we separately sell these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when we do not sell the software license separately, we derive the SSP utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

(v) recognition of revenue when the Company satisfies each performance obligation;

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to the customer. Our term-based and perpetual license arrangements include both upfront revenue recognition when the distinct license is made available to the customer, as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue on our SaaS arrangements is recognized ratably over the contract period as we satisfy the performance obligation, beginning on the date our service is made available to our customers.

Professional services and other revenue consist primarily of fees from professional services provided to our customers and partners to configure and optimize the use of our solutions, as well as training services related to the configuration and operation of our solutions. Our professional services are priced on a time and materials basis, which is generally invoiced monthly and for which revenue is recognized as the services are performed. Revenue from our training services and sponsorship fees is recognized on the date the services are complete.

We generate sales directly through our sales team and through our channel partners. Sales to channel partners are made at a discount, and revenues are recorded at this discounted price once all of the revenue recognition criteria above are met. To the extent that we offer rebates, incentives or joint marketing funds to such channel partners, recorded revenues are reduced by those amounts. Channel partners generally receive an order from an end-customer prior to placing an order with us. Payment from channel partners is generally not contingent on the partner’s collection from end-customers. We are generally the party primarily responsible for fulfilling the promise to provide the specified good or service to the end customer. Accordingly, for sales through our channel partners, we generally are considered the principal to the end customer and thus, we report revenue on a gross basis.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Any sales taxes collected from customers and remitted directly to government authorities are excluded from revenue and cost of sales.

Incremental Costs to Obtain a Contract with a Customer

We capitalize incremental costs associated with obtaining customer contracts, specifically certain commission payments. We pay commissions based on contract value upon signing a new arrangement with a customer and upon renewal and upgrades of existing contracts with customers only if the renewal and upgrades result in an incremental increase in contract value. We also incur commission expense on an ongoing basis based upon revenue recognized. In these cases, no incremental costs are deferred, as the commissions are earned and expensed in the same period for which the associated revenue is recognized. Based on the nature of our technology and services, and the rate at which we continually enhance and update our technology, the expected life of the customer arrangement is determined to be approximately five years. Commissions for new arrangements and incremental renewals are both amortized over approximately five years. Amortization is primarily included in sales and marketing expense in the consolidated statements of operations. The current portion of deferred commission and incentive payments is included in deferred contract acquisitions costs, current, and the long-term portion is included in deferred contract acquisition costs, noncurrent on our consolidated balance sheets.

Accounts Receivable and Allowance

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. Accounts receivable are stated at their realizable value, net of an allowance for doubtful accounts. We have a well-established collections history from our customers. Credit is extended to customers based on an evaluation of their financial condition and other factors. In determining the necessary allowance for doubtful accounts, management considers the current aging and financial condition of our customers, the amount of receivables in dispute and current payment patterns. The allowance for doubtful accounts has historically not been material. We do not have any off-balance-sheet credit exposure related to our customers.

Cash Equivalents

We classify all highly liquid instruments with an original maturity of three months or less as cash equivalents.

Restricted Cash

Restricted cash consists of amounts invested in guaranteed investment certificates, which are required as collateral for the Company’s letters of credit and credit cards issued to several employees.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs to the calculation, as follows:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

Level 3 - Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Property and Equipment, Net

Property and equipment, net is stated at historical cost net of accumulated depreciation. Property and equipment, excluding leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease term.

Expenditures for maintenance and repairs are expensed as incurred and significant improvements and betterments that substantially enhance the life of an asset are capitalized.

Software Development Costs

Research and development costs for software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. We have not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrently with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the consolidated statements of operations.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in property and equipment, net in the consolidated balance sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.

Business Combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ materially from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed on the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Goodwill and Other Long-Lived Assets, including Acquired Intangible Assets

Goodwill represents the excess of the fair value of purchase consideration in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually or more often if circumstances indicate that the carrying value may not be recoverable. Upon the Cyxtera Spin-Off, our opening carve-out consolidated financial statements included the goodwill balances carried over from Cyxtera in connection with Cyxtera’s acquisition of the entities that formed Appgate, less impairments.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Acquired intangible assets consist of identifiable intangible assets, including developed technology, trademarks and tradenames, and customer relationships, resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense of trademarks and tradenames, and customer relationships is recorded primarily within depreciation and amortization in the consolidated statements of operations. Amortization expense of developed technology is recorded within cost of revenue in the consolidated statements of operations.

Long-lived assets, such as property and equipment and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that these assets are expected to generate. If the total of the future undiscounted cash flows are less than the carrying amount of an asset, we record an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. No impairment of long-lived assets was recorded during 2020 and 2019.

Assets Held for Sale

We consider assets to be held for sale when management, with appropriate authority, approves and commits to a formal plan to actively market the assets for sale at a price reasonable in relation to their estimated fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer has been initiated, the sale of the assets is probable and expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, we record the assets at the lower of their carrying value or their estimated fair value, reduced for the cost to dispose the assets, and cease to record depreciation and amortization expenses on the assets.

Assets and liabilities of a discontinued operation are reclassified for all comparative periods presented in the consolidated balance sheet. Refer to Note 3 – Discontinued Operations for additional information regarding our assets and liabilities held for sale.

Discontinued Operations

We report financial results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Discontinued operations reporting occurs only when the disposal of a component or a group of components of the Company (i) meets the held-for-sale classification criteria, is disposed of by sale, or disposed of other than by sale, and (ii) represents a strategic shift that will have a major effect on our operations and financial results. The results of operations and cash flows of a discontinued operation are restated for all comparative periods presented. Unless otherwise noted, discussion in the notes to our consolidated financial statements refers to the Company’s continuing operations only. Refer to Note 3 – Discontinued Operations for additional information regarding our discontinued operations.

Operating and Finance Leases

We enter into operating lease arrangements for real estate assets related to office space and colocation assets related to space and racks at data center facilities. Operating leases related balances are included in “operating lease right-of-use assets,” “operating lease liabilities, current,” and “operating lease liabilities, noncurrent” in our consolidated balance sheets. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make payments arising from the lease.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

We determine if an arrangement contains a lease at inception based on whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. We classify leases as either financing or operating. Our finance leases are not significant to any of the periods presented. Operating lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments consist of the fixed payments under the arrangement. Variable costs, such as maintenance and utilities based on actual usage, are not included in the measurement of right-to-use assets and lease liabilities but are expensed and disclosed when the event determining the amount of variable consideration to be paid occurs.

As the implicit rate of our leases is not determinable, we use an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The lease expense is recognized on a straight-line basis over the lease term.

We generally use the base, non-cancelable lease term when recognizing the right-of-use assets and lease liabilities, unless it is reasonably certain that a renewal or termination option will be exercised. We account for lease components and non-lease components as a single lease component for all classes of underlying assets. Right-of-use assets are assessed for impairments consistent with our long-lived asset policy.

Leases with a term of twelve months or less are deemed short-term leases and are not recognized on the consolidated balance sheets for all classes of underlying assets. We recognize lease expense for these leases on a straight-line basis over the term of the lease and provide appropriate disclosures.

Equity-based Compensation

SIS Holdings issued equity awards in the form of profit interest units (“PIUs”) to certain employees of Appgate and its affiliates. Compensation expense related to PIU awards is based on the fair value of the underlying units on the grant date. Fair value of PIUs is estimated using a Black-Scholes option pricing model (“OPM”), which requires assumptions as to expected volatility, dividends, term, and risk-free rates. These PIUs vest based on a service condition. For additional information regarding equity-based compensation, see Note 11 – Profit Interest Units of SIS Holdings LP.

Research and Development

Our research and development expenses support our efforts to add new features to our existing offerings and to ensure the reliability, availability and scalability of our solutions. Our research and development teams employ software engineers in the design and the related development, testing, certification and support of our solutions. Accordingly, the majority of our research and development expenses result from employee-related costs, including salaries, bonuses and benefits and costs associated with technology tools used by our engineers.

Advertising Expenses

Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred. We recognized advertising expense of $0.3 million and $0.4 million in 2020 and 2019, respectively.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Legal Contingencies

We may be subject to legal proceedings and litigation arising from time to time. We record a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. We periodically evaluate developments in our legal matters that could affect the amount of liability that we accrue, if any, and adjust, as appropriate. Until the final resolution of any such matter for which we may be required to record a liability, there may be a loss exposure in excess of the liability recorded and such amount could be significant. We expense legal fees as incurred.

Income Taxes

Through December 31, 2019, operations of the Company were included in the consolidated U.S. federal, state, local and foreign income tax returns, filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if we filed our own tax returns for 2019.

Our income taxes, as presented in the consolidated financial statements, may not be indicative of the income taxes we will incur in the future. In jurisdictions in which we were included in Cyxtera’s tax returns, any income taxes payable/receivable resulting from the related income tax provisions have been reflected in the balance sheets of each separate entity’s provision. See Note 2 – Transactions with Former Parent – Cyxtera.

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying the enacted statutory tax rates applicable to future years to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21 percent, imposed a minimum tax on foreign earnings related to intangible assets called global intangible low-taxed income (“GILTI”), a one-time transition tax on previously unremitted foreign earnings, and modified the taxation of other income and expense items. With regards to the GILTI minimum tax, foreign earnings are reduced by the profit attributable to tangible assets and a deductible allowance of up to 50 percent, subject to annual limitations. For GILTI, we have elected to account for the impact of the minimum tax as a period cost when incurred. The effects of the Tax Act on the measurement of deferred tax assets and liabilities and other aspects of our income tax provision are described in greater detail in Note 14 – Income Taxes.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to unrealized foreign currency gains or losses that are recorded as an element of stockholder’s equity and are excluded from net loss.

Net Loss Per Share

The Company does not have any instruments that would be dilutive to common stockholders.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

As described in Notes 10 and 17, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. Following the split, SIS Holdings held 500 shares of Appgate’s common stock, which represents 100% of Appgate’s currently outstanding shares of common stock. Net income (loss) per share for all periods presented has been retrospectively adjusted for the stock split.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended, which requires recognition of lease assets and liabilities for leases with terms of more than 12 months. This standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We adopted this standard effective January 1, 2019 using the transitional provision which allows for the adoption of Topic 842 to be applied on a modified retrospective basis at the beginning of the fiscal year of adoption. Our transition to ASC 842 represents a change in accounting principle and did not result in any impact to shareholders’ equity. As of January 1, 2019, we recognized approximately $2.9 million as an operating lease right-of-use asset, $1.3 million as an operating lease liability, current, and $1.6 million as an operating lease liability, noncurrent, on our consolidated balance sheet. We have elected the package of practical expedients permitted under the transition guidance, which allows us to carryforward our historical lease classification, our assessment on whether a contract is or contains a lease, and our initial direct costs for any leases that existed prior to adoption of the new standard. We have also elected to combine lease and non-lease components for real estate and colocation arrangements. In addition, we elected not to recognize lease liabilities and related right-of-use assets for leases that, at the lease commencement date, have a lease term of 12 months or less.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, designed to reduce the complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. Key changes in the ASU include:

●	Convertible debt will no longer be bifurcated into debt and equity for most convertible securities, thus improving the U.S. GAAP interest expense treatment;

●	Precludes the use of the treasury stock method for convertible securities with flexible settlement with net share settlement intent;

●	Removes the following features required for equity contracts to be exempt from derivative accounting: (a) to consider whether a contract would be settled in registered shares, (b) to consider whether collateral is required to be posted and (c) to assess shareholder rights;

●	Enhances information transparency by making targeted improvements to disclosure for convertible instruments and earnings-per share guidance; and

●	Clarifies that an average market price for a given reporting period (and not the quarter-end stock price) should be used to calculate any in-the-money share dilution.

The ASU allows entities to adopt the guidance through either a modified retrospective method (i.e., applying changes on an ongoing basis) or fully retrospective method (i.e., applying changes retrospectively). The new standard is effective for smaller reporting companies defined for fiscal years beginning after December 15, 2023, including the interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. This standard is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, with early adoption permitted. We plan to adopt this standard effective January 1, 2023 using the modified retrospective transition method. We are currently evaluating the potential impact of this standard on our consolidated financial statements and related disclosures.

Note 2. Transactions with Former Parent – Cyxtera

As discussed in Note 1, on December 31, 2019, Cyxtera consummated the Cyxtera Spin-Off, following which Appgate became a stand-alone entity. The transaction separated Cyxtera’s data center business from Appgate’s cybersecurity business. Over time, Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fees

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with the Company Group. Under the Services Agreement, the Service Providers agreed to provide certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Appgate was allocated $0.1 million in each of 2020 and 2019 under the Services Agreement through the Intercompany Master Services Agreement described below. The Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into the Intercompany Master Services Agreement. Under the Intercompany Master Services Agreement, the Management Company agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. In 2019, approximately $21.3 million was allocated to Appgate under the Intercompany Master Services Agreement, including $0.6 million of variable lease costs and $1.3 million related to equity-based compensation costs. The variable costs in the Intercompany Master Services Agreement were allocated based on sales bookings, revenue, number of customers, number of employees, number of vendor payments, and number of customer invoices. See Note 1 for details regarding classification of these costs in the consolidated statement of operations for 2019.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The Intercompany Master Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to us, and we provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. During 2020, the Management Company charged us $4.2 million for services rendered under the Transition Services Agreement, including $1.5 million and $0.1 million of short-term lease cost and variable lease costs. Costs incurred under the Transition Services Agreement are included in general and administrative expenses in the consolidated statement of operations for 2020. During 2020, we charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expenses, net in the consolidated statement of operations for 2020.

Promissory Notes

On March 31, 2019, we issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively. Management believes that the carrying value of the Promissory Notes approximates fair value.

As discussed in Note 17 – Subsequent Events, on February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution in 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Note 3. Discontinued Operations

As stated in Note 1, on December 17, 2020, we executed a securities purchase agreement pursuant to which we agreed to sell 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million. The transaction closed on January 20, 2021.

The major classes of assets and liabilities attributable to discontinued operations, which are included in total assets and liabilities of the disposal group classified as held for sale in our consolidated balance sheets as of December 31, 2020 and 2019 are presented below (in thousands):

	2020	2019
ASSETS
Current assets:
Cash	$27	$87
Accounts receivable, net of allowance of $97 and $42, respectively	5,202	3,786
Contract assets	208	468
Deferred contract acquisition costs, current	979	828
Total current assets	6,416	5,169
Contract assets, noncurrent	8,419	10,364
Deferred contract acquisition costs, noncurrent	2,315	2,579
Goodwill	33,696	33,696
Intangible assets, net	15,758	19,148
Total assets	$66,604	$70,956
LIABILITIES AND NET ASSETS
Current liabilities:
Accounts payable	$128	$170
Accrued expenses	4,993	1,760
Deferred revenue	1,247	916
Total current liabilities	6,368	2,846
Other liabilities	180	-
Total liabilities	6,548	2,846
Net assets	$60,056	$68,110

Total assets and total liabilities as of December 31, 2020 are classified as current assets and liabilities held for sale in the December 31, 2020 consolidated balance sheet.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The major items constituting net income (loss) attributable to discontinued operations for 2020 and 2019 are presented below (in thousands):

	2020	2019
Revenue	$17,933	$15,694
Cost of revenue, exclusive of amortization shown below	2,492	2,613
Amortization expense	2,296	3,062
Total cost of revenue	4,788	5,675
Gross profit	13,145	10,019
Operating expenses:
Sales and marketing	3,397	3,679
Research and development	4,285	4,567
General and administrative	2,811	808
Depreciation and amortization (1)	1,094	1,458
Total operating expenses	11,587	10,512
Income (loss) from operations	1,558	(493)
Other (expense) income, net	(422)	228
Net income (loss) of discontinued operations	$1,136	$(265)

(1)	Comprises amortization expense of direct Brainspace intangibles.

Income tax of discontinued operations was inconsequential for 2020 and 2019.

Note 4. Revenue

Disaggregation of Revenue

The following table summarizes our revenue by category (in thousands):

	2020	2019
Subscription revenue:
Multi-year subscription term-based licenses	$6,636	$3,886
1-year subscription term-based licenses	4,984	3,217
Total subscription term-based licenses	11,620	7,103
Subscription SaaS	9,173	8,916
Support and maintenance	3,352	2,796
Total subscription revenue	24,145	18,815
Perpetual licenses	2,770	2,946
Services and other	6,814	8,631
Total	$33,729	$30,392

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The following table summarizes revenue by main geography in which we operate based on the billing address of customers who have contracted with us (in thousands):

	2020	2019
US&C	$17,385	$15,875
LATAM	11,768	11,198
EMEA	2,857	2,242
APAC	1,719	1,077
Total	$33,729	$30,392

Significant Customers

No single customer accounted for 10% or more of the total revenue in the periods presented.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. We record an unbilled receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized after invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we generally have an unconditional right to invoice and receive payment in the future related to those licenses.

Contract liabilities consist of deferred revenue and include payments received in advance of performance under a customer contract. Such amounts are recognized as revenue over the contractual period. In 2020 and 2019, we recognized revenue of $4.1 million and $4.5 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related year.

We receive payments from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 days to 45 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Unbilled receivables were $7.9 million as of each of December 31, 2020 and 2019.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to provide customers with financing. Examples include invoicing at the beginning of a subscription term for SaaS services with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with license revenue recognized upfront and support and maintenance recognized ratably over the contract period.

Remaining Performance Obligations

The typical contractual term for term-based licenses and support and maintenance is one to three years. Most of our contracts are non-cancelable. However, customers typically have the right to terminate their contracts for cause if we fail to perform and cure within the applicable cure period. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $26.5 million. We expect to recognize 50% of the transaction price over the next 12 months, with the remainder recognized thereafter.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Costs to Obtain and Fulfill a Contract

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):

	2020	2019
Beginning balance	$5,607	$3,556
Capitalization of contract acquisition costs	4,927	2,970
Amortization of deferred contract acquisition costs	(1,790)	(1,106)
Impacts of foreign currency translation	112	187
Ending balance	$8,856	$5,607

Deferred contract acquisition costs, current	$3,065	$2,394
Deferred contract acquisition costs, noncurrent	$5,791	$3,213

We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. We did not recognize any impairment losses of deferred contract acquisition costs during 2020 and 2019.

Sales commissions accrued but not paid as of December 31, 2020 and 2019 totaled $1.7 million at each date, which are included within accrued expenses in the consolidated balance sheets.

Our fulfillment costs are generally not significant.

Note 5. Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and our Promissory Notes. The fair value of cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate their carrying value because of the short-term nature of these instruments. Refer to Note 2 – Transactions with Former Parent – Cyxtera, for the carrying amount and estimated fair value of our Promissory Notes as of December 31, 2020 and 2019. Refer to Note 17 – Subsequent Events for details regarding the repayment and extinguishment of the Promissory Notes.

Note 6. Balance Sheet Components

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts invoiced and due from our customers under our revenue contracts. The activity in the allowance for doubtful accounts was as follows (in thousands):

	2020	2019
Beginning balance	$650	$619
Provision for allowance for doubtful accounts	364	661
Write offs	(592)	(645)
Impacts of foreign currency translation	15	15
Ending balance	$437	$650

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Prepaid and Other Current Assets

Our prepaid and other current assets consisted of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Prepaid expenses	$1,640	$1,109
Withholding taxes	336	103
Other current assets	36	14
Total	$2,012	$1,226

Property and Equipment, Net

Our property and equipment, net consisted of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Leasehold improvements	$5,241	$5,890
Equipment and fixtures	2,856	3,107
	8,097	8,997
Less: accumulated depreciation and amortization	(6,268)	(6,081)
Property and equipment, net	$1,829	$2,916

During 2020 and 2019, we recognized depreciation and amortization expense on property and equipment of $0.5 million and $1.9 million, respectively, including $1.4 million in 2019 allocated to us by our former Parent under the Intercompany Master Services Agreement described in Note 2.

Note 7. Goodwill and Intangible Assets

Goodwill

The changes in the carrying amount of goodwill consisted of the following (in thousands):

Balance at December 31, 2018	$275,300
Impairment	(170,000)
Allocation to discontinued operations	(33,696)
Balance at December 31, 2019	$71,604
Balance at December 31, 2020	$71,604

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Intangible Assets, Net

Our acquired intangible assets subject to amortization consist of customer relationships, trademarks and tradenames, and developed technology and were originally acquired by Cyxtera when it acquired the entities that formed Appgate. The useful lives of the assets were as follows: (i) customer relationships – 7.5 to 17.5 years, (ii) trademarks and tradenames – 8.5 to 14.5 years, and (iii) developed technology – 2.5 to 7.5 years. Acquired intangibles subject to amortization consist of the following as of December 31, 2020 and 2019 (in thousands):

	2020			2019			Weighted average remaining
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net	useful life (Years)
Customer relationships	$30,157	$(12,347)	$17,810	$30,157	$(8,988)	$21,169	5.5
Trademarks and tradenames	18,732	(6,741)	11,991	18,732	(5,431)	13,301	9.7
Developed technology	38,869	(23,028)	15,841	38,860	(16,842)	22,018	3.6
Total	$87,758	$(42,116)	$45,642	$87,749	$(31,261)	$56,488

The main changes in the carrying amount of each major class of intangible assets during 2020 and 2019 was amortization, and to a lesser extent, foreign currency translation.

We recorded amortization expense on intangible assets of $10.9 million and $11.4 million in 2020 and 2019, respectively. Amortization expense for all intangible assets, except our developed technology, was recorded within depreciation and amortization expense in the consolidated statements of operations. Amortization expense for our developed technology was recorded within cost of revenue in the consolidated statements of operations.

Future amortization expense of intangible assets is as follows (in thousands):

For the years ending:

2021	$9,192
2022	9,148
2023	8,623
2024	7,471
2025	4,303
Thereafter	6,905
Total	$45,642

Impairment Tests

We perform annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. During 2019, we recorded a goodwill impairment charge of $170.0 million. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models Cyxtera used to value the assets at the time of their acquisition by Cyxtera.

For purposes of our annual impairment test of goodwill, fair value measurements were determined using both the income approach and the market approach. The income approach was based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements. These inputs include management’s expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach was used, the inputs also included publicly available data about our competitors’ financial ratios and transactions.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Note 8. Leases

We lease office space and certain colocation space under non-cancelable operating lease agreements. As described in Note 2, we were also party to agreements with Cyxtera that have been determined to be short-term leases and some that consist solely of variable lease payments. We also lease certain equipment under finance lease arrangements that expire in November 2021. Finance leases are not significant and are included in other noncurrent liabilities in the consolidated balance sheets.

Operating Leases

The following is a summary of our operating lease costs for 2020 and 2019 (in thousands):

	2020	2019
Operating lease cost	$1,411	$1,367
Short-term lease cost	1,611	71
Variable lease cost	334	788
Total operating lease costs	$3,356	$2,226

Included in 2020 short-term lease cost and variable lease cost above is $1.5 million and $0.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Included in 2019 variable lease cost above is $0.6 million charged to us by Cyxtera under the Intercompany Master Services Agreement described in Note 2. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. The Intercompany Master Services Agreement was terminated on July 29, 2021. The Transition Services Agreement ended on June 30, 2021.

The following table presents information about leases on our consolidated balance sheet as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Operating lease right-of-use assets	$2,008	$3,064
Operating lease liabilities, current	$779	$973
Operating lease liabilities, noncurrent	$1,256	$1,955

At December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.4 years and 5.92%, respectively. At December 31, 2019, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.7 years and 6.31%, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities was $1.4 million and $1.5 million for 2020 and 2019, respectively.

Right-of-use assets obtained in exchange for lease obligations was $0.6 million and $1.7 million for 2020 and 2019, respectively.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Maturities of operating lease liabilities consisted of the following as of December 31, 2020 (in thousands):

For the years ending:
2021	$988
2022	600
2023	305
2024	232
2025	232
Thereafter	1
Total future minimum lease payments	2,358
Less: Imputed interest	(323)
Total	$2,035

Note 9. Commitments and Contingencies

Letters of Credit

As of December 31, 2020 and 2019, we had $2.1 million and $1.9 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee a subsidiary’s performance under contracts with customers. As of December 31, 2020 and 2019, no amounts had been drawn on any of these irrevocable stand-by letters of credit.

Non-cancelable Purchase Obligations

In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services, such as technology equipment, subscription-based cloud service arrangements, corporate events and consulting services. As of December 31, 2020, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $1.9 million.

Note 10. Common Stock

Our authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020 and 2019, we had one (1) share of common stock issued and outstanding. As described in Notes 1 and 17, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. As a result, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to take into account the stock split.

Note 11. Profit Interest Units of SIS Holdings LP

SIS Holdings adopted the SIS Holdings LP Class B Unit Plan (the “SIS Holdings Plan”) in May 2017. The purpose of the SIS Holdings Plan is to promote the interests of SIS Holdings and its controlled affiliates, including Appgate and Cyxtera by (a) attracting and retaining officers, directors, managers, employees and consultants of SIS Holdings and its controlled affiliates, and (b) enabling such persons to acquire an equity interest in and participate in the long-term growth and financial success of SIS Holdings and its controlled affiliates. 1,000,000 Class B profit interest units were originally available for issuance pursuant to awards under the SIS Holdings Plan. Class B units issued under the SIS Holdings Plan are limited partnership units in SIS Holdings and are subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of SIS Holdings dated May 1, 2017.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

All outstanding awards, including, but not limited to, awards to employees of Appgate, under the SIS Holdings Plan were issued in 2017, 2018 and 2019. Awards under the SIS Holdings Plan are subject to a vesting schedule measured by a service condition such that awards vest 25% after the first anniversary of issue date (or, with respect to certain employees, the earlier of their hire date and May 1, 2017), and the remainder vest in equal monthly installments over the 42 months following the initial vesting date. In addition, vesting of all unvested units will be accelerated upon the satisfaction of a performance condition, namely an “exit event”. An exit event is defined as a change of control through sale of all or substantially all of the assets of SIS Holdings and its subsidiaries (whether by merger, recapitalization, stock sale or other sale or business combination, including the sale of any subsidiary accounting for all or substantially all of the revenues of SIS Holdings and its subsidiaries on a consolidated basis) or any transaction resulting in a change of in excess of 50% of the beneficial ownership of the voting units of SIS Holdings. The holders of the Class B units were not required to make any capital contributions to SIS Holdings, Appgate or Cyxtera in exchange for their Class B units and are entitled to receive distributions (when and if declared by SIS Holdings) on their vested units (including those accelerated upon an exit event).

Compensation expense related to the Class B units is recognized based on the estimated fair values of the Class B units and recognized on straight line basis over the service period. The fair value of the Class B units was estimated using a Black-Scholes OPM, which estimates the fair value of each class of security using call options. Similar to call options for publicly-traded stock, call options used in an OPM assign value to each class of security based on the potential to profit from the upside of the business while taking into account the unique characteristics of each class of security. Each call option gives its holder the right, but not the obligation, to buy the underlying asset at a predetermined price, or exercise price. The starting equity value is based on the total equity value of Appgate and Cyxtera rather than, in the case of a regular call option, the per share stock price.

The strike prices on the options in an OPM model are represented by “breakpoints”, which are the points at which there is a change in the proportion of the claims of the various securities on the total equity value. Each junior security is considered a call option with a claim on the equity value at an exercise price which settles all of the more senior claims and takes into account the unique characteristics of each class of security. A discount for lack of marketability was then calculated based on the Finnerty model, using series-specific volatility, and applied to the per share value of Class B units produced by the OPM, to arrive at a non-marketable value.

The following inputs were used in the valuation of the Class B units for grants issued during 2019:

●	Expected Life – 3.9 years. The expected term to a liquidity event was estimated based on the former Parent (Cyxtera) management’s view of timeline to achieve an exit event.

●	Risk-free rate – 1.55%. The estimated risk-free rate is based on the U.S. constant maturity treasury rate where the maturity is commensurate with the expected term.

●	Expected volatility – 45%. Since the Company is private, the volatility was estimated based on historical equity volatilities of a group of publicly traded comparable companies (considering the combined group of Appgate and Cyxtera), adjusted for leverage.

●	Expected dividend – 0%. Neither we nor Cyxtera has paid and is not expecting to pay dividends in the foreseeable future.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The following summary shows the activity in PIU awards granted by SIS Holdings to employees of Appgate:

	Number of units	Weighted- average grant date fair value
Outstanding at December 31, 2018	273,027	$86.21
Granted	14,000	104.69
Forfeited	(25,268)	(86.94)
Outstanding at December 31, 2019	261,759	87.13
Forfeited	(8,375)	(87.32)
Outstanding at December 31, 2020	253,384	$87.12

Equity-based compensation costs totaled $4.2 million and $4.0 million for 2020 and 2019, respectively. These amounts are included in the following captions in the consolidated statements of operations (in thousands):

	2020	2019
Cost of revenue	$503	$224
Sales and marketing	2,211	1,196
Research and development	360	712
General and administrative	1,161	1,853
Total	$4,235	$3,985

No related income tax benefit was recognized as of December 31, 2020 or 2019.

As of December 31, 2020, total equity-based compensation costs related to 63,821 unvested Class B units not yet recognized totaled $4.2 million, which is expected to be recognized over a weighted-average period of 1.14 years.

Effective July 29, 2021, the SIS Holdings Plan was amended to the extent required such that any distribution by SIS Holdings to its equity holders that is attributable to amounts received by SIS Holdings in respect of its equity interests in Cyxtera or Appgate, in each case upon the consummation of the transactions contemplated by Cyxtera’s merger with Starboard Value Acquisition Corp. in July 2021 (the “Cyxtera Transaction” and, together with the Merger, the “Transactions”) or the Merger Agreement, respectively, shall be deemed to have been made at an amount equal to the value of the Cyxtera common stock or Appgate common stock, as applicable, in each such Transaction.

Note 12. Cyxtera Management, Inc. Long-Term Incentive Plan

On February 13, 2018, the Management Company adopted the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”). The purpose of the LTI Plan is to retain key talent, attract new employees, align particular behavior with the common goals of profitability and revenue growth, provide incentive awards the value of which are tied to the equity value of SIS Holdings and to create an opportunity for certain key employees to participate in value creation. Certain employees of Appgate are participants under the LTI Plan.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Award units entitle the holder to share in the equity appreciation of SIS Holdings upon an exit event or an initial public offering (an “IPO”) of Cyxtera or its successor. Except in the case of an IPO, any payments in respect of the awards are expected to be made in cash. In an IPO, payment may be made in the stock of the IPO vehicle. Payout is estimated to range between $0 and $70.0 million, depending on a multiple based on the results of the exit event or IPO. While awards under the LTI Plan vest, to the extent there is no exit event or an IPO, the awards expire after seven years from the grant date. We have determined that no expense or liability should be recognized under this LTI Plan until an exit event or IPO occurs.

On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and caused its subsidiaries to terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the LTI Plan and any award agreements thereunder, in each case, without liability to Appgate, Cyxtera, or any of their respective subsidiaries.

Note 13. Cyxtera 401(k) Savings Plan

Effective July 2, 2017, Appgate’s employees were eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company made matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation. Employees of Appgate were eligible to participate in the Plan after the Cyxtera Spin-Off through December 31, 2020. Costs related to the participation of our employees in the Plan were charged back to us by Cyxtera under the Transition Services Agreement described in Note 2 – Transactions with Former Parent – Cyxtera.

During 2020 and 2019, we made matching contributions to the Plan of $1.4 million and $1.6 million, respectively. These amounts are included in the following captions in the consolidated statements of operations (in thousands):

	2020	2019
Cost of revenue	$313	$402
Sales and marketing	438	336
Research and development	463	524
General and administrative	183	312
Total	$1,397	$1,574

Note 14. Income Taxes

The amounts of loss from continuing operations before income taxes was as follows (in thousands):

	2020	2019
United States	$(52,224)	$(234,613)
Foreign	2,505	5,646
Total	$(49,719)	$(228,967)

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The income tax expense from continuing operations for 2020 and 2019 consisted of the following (in thousands):

	2020	2019
Current:
Federal	$-	$-
State	87	79
Foreign	1,090	1,229
Total current expense	1,177	1,308
Deferred:
Federal	-	-
State	62	14
Foreign	603	(80)
Total deferred expense	665	(66)
Income tax expense	$1,842	$1,242

The effective tax rates for 2020 and 2019 were 3.7% and 0.5%, respectively. An income tax reconciliation between the U.S. Federal statutory tax rate of 21% for each of 2020 and 2019 and the effective tax rate is as follows (in thousands):

	2020		2019
Income tax at U.S. Federal statutory income tax rate	$(10,441)	21.0%	$(48,083)	21.0%
State and local taxes, net of Federal income tax benefit	(1,371)	2.8%	(405)	0.2%
State tax rate change	-	0.0%	(1,396)	0.6%
Valuation allowance	11,028	-22.2%	11,505	-5.0%
Goodwill impairment	-	0.0%	35,700	-15.6%
Nondeductible expenses	940	-2.0%	1,300	-0.6%
Taxes of foreign operations at rates different than U.S. Federal statutory income tax rate	1,435	-2.9%	1,072	-0.5%
Other	251	-0.5%	1,549	-0.7%
Total	$1,842	-3.7%	$1,242	-0.5%

The effective tax rate for 2020 differs from the U.S. Federal income tax rate of 21% primarily due to changes in the valuation allowance, state taxes, and foreign taxes. The effective tax rate for 2019 differs from the U.S. Federal income tax rate of 21% primarily due to the permanent addback of the goodwill impairment and changes in the valuation allowance.

The Tax Act, which was signed into law on December 22, 2017, contained many significant changes to the U.S. federal income tax laws. Among other things, the Tax Act reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, limited the tax deductibility of interest expense, accelerated expensing of certain business assets and transitioned the U.S. international taxation from a worldwide tax system to a territorial tax system by imposing a one-time mandatory repatriation of undistributed foreign earnings. Also included in the Tax Act was the implementation of a minimum tax on foreign earnings.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among other things, addressing the carryback of NOLs for specific periods and temporary modifications to the limitation placed on the tax deductibility of interest expense.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consists of the following (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryforward	$60,280	$56,703
Accrued expenses	2,449	1,089
Allowance for doubtful accounts	127	167
163(j) Interest expense limitation and carryforward	996	629
Total deferred tax assets	63,852	58,588
Deferred tax liabilities:
Property and equipment	(427)	(615)
Deferred revenue	(3,884)	(5,440)
Intangible assets	(14,099)	(17,515)
Deferred contract acquisition costs	(2,753)	(2,048)
Other	(79)	(437)
Total deferred tax liabilities	(21,242)	(26,055)
Valuation allowance	(41,875)	(31,133)
Deferred income tax asset, net	$735	$1,400

The Company anticipates most of its deferred tax assets will be realized within the period during which its deferred tax liabilities are expected to reverse. However, there are certain U.S. federal and foreign deferred tax assets as well as state NOLs that are not expected to be realized before expiration and as such are not more-likely-than-not realizable and we have recorded a valuation allowance against such deferred tax assets.

As of December 31, 2020, we had U.S. Federal NOL carryforwards of $259.0 million generated in tax years 2002 through 2020, of which $154.1 million will expire from 2022 to 2037 and $105.0 million will carry forward indefinitely. We have state NOL carryforwards of $88.9 million generated in tax years 2007 through 2020. The state NOL carryforwards of $85.0 million will expire from 2021 to 2040 and $3.7 million will carryforward indefinitely. Additionally, we have foreign NOL carry forwards of $5.5 million generated from tax years 2006 through 2016, of which $5.5 million will carry forward indefinitely.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we considered all available positive and negative evidence, including our past operating results, forecasted earnings, frequency and severity of current and cumulative losses, duration of statutory carryforward periods, future taxable income and prudent and feasible tax planning strategies. On the basis of this evaluation, we continue to maintain a valuation allowance against a portion of the Company’s deferred tax assets. As of December 31, 2020, we have recorded a valuation allowance of $41.9 million for the portion of the deferred tax asset that did not meet the more-likely-than-not realization criteria. We increased the valuation allowance on our net deferred taxes by $10.7 million during 2020. The changes in the valuation allowance are primarily due to certain U.S. and foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain Federal and state NOL carryforward assets are reduced by a valuation allowance and/or may be limited by Internal Revenue Code Section 382.

We are subject to taxation in the United States and various foreign jurisdictions. As of December 31, 2020, we were no longer subject to examination by the Internal Revenue Service for tax years prior to 2017 and generally not subject to examination by state tax authorities for tax years prior to 2015. With few exceptions, we are no longer subject to foreign examinations by tax authorities for tax years prior to 2017. All material withholding tax returns and income tax returns have been timely filed.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

We do not have any unrecorded unrecognized tax positions (“UTPs”) as of December 31, 2020. While we currently do not have any UTPs, it is foreseeable that the calculation of our tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, we would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from an entity’s estimate of the potential liability. In accordance with ASC 740, we would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. If any, we recognize and include interest and penalties accrued on uncertain tax positions as a component of income tax expense.

Note 15. Segment and Geographic Information

Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that we operate as one operating and reportable segment.

Our long-lived assets consist of property and equipment and operating lease right-of-use assets, which are summarized by geographic area as follows:

	2020				2019
	US&C	LATAM	EMEA	Total	US&C	LATAM	EMEA	Total
Property and equipment, net	$1,239	$428	$162	$1,829	$2,333	$499	$84	$2,916
Operating lease right- of-use assets	705	456	847	2,008	1,042	866	1,156	3,064
Total	$1,944	$884	$1,009	$3,837	$3,375	$1,365	$1,240	$5,980

Refer to Note 4 – Revenue, for information on revenue by geography.

Note 16. Related Party Transactions

Our most significant related party relationships and transactions are with Cyxtera, the Management Company, SIS Holdings and certain of the equity owners of SIS Holdings. In addition to those relationships and transactions described in Notes 1 and 2, in June 2020, certain subsidiaries of Cyxtera entered into agreements with us pursuant to which they acquired one-year licenses for one of our cybersecurity software products. During 2020, we recognized $0.1 million of revenue from these licenses. As of December 31, 2020, we had a receivable from Cyxtera (and/or its subsidiaries) for $0.1 million under these agreements. The balance had been settled at the date of issuance of these financial statements.

Two members of the board of directors of SIS GP are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During 2020, we recognized $0.2 million of revenue from contracts with Chewy for certain cybersecurity products.

A member of the board of directors of SIS GP is also a member of the board of directors of Navex Global, Inc. (“Navex”), a worldwide leader in integrated risk and compliance management software and services. During 2019, we recognized $0.1 million of revenue from a contract with Navex for certain professional services provided to Navex.

We did not have other significant related party relationships during 2019 or 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Note 17. Subsequent Events

Closing of Brainspace Sale

On January 20, 2021, we completed the sale of 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million and recognized a gain on sale of $58.8 million. We do not expect any significant continuing involvement with Brainspace after consummation of the sale.

Stock Split

On February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. Following the split, SIS Holdings held and currently holds 500 shares of Appgate’s common stock, which represents 100% of Appgate’s currently outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to take into account the stock split.

Settlement of Promissory Notes and Transition Services Agreement with Cyxtera

On February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution. In addition, we made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement described in Note 2 – Transactions with Former Parent – Cyxtera, which trade balances and other amounts totaled $2.6 million.

Merger Agreement with Newtown and Convertible Notes

On February 8, 2021, we entered into the Merger Agreement with Newtown and Merger Sub. Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. The Merger is expected to be consummated in the fourth quarter of the calendar year 2021, subject to the fulfillment of certain conditions. Prior to the consummation of the Merger, we expect Newtown to adopt, and its stockholders to approve, the 2021 Appgate, Inc. Incentive Stock Plan (the “2021 Plan”). Upon consummation of the Merger, the current owners of Appgate are expected to retain approximately 88.89% ownership of the combined company (assuming no conversion of the Notes (as defined below) and not giving effect to any shares issuable under the 2021 Plan).

On the same date, we also announced that Magnetar Financial LLC, together with its affiliates, agreed to invest up to $100.0 million in convertible notes. Under the terms of the investment, we issued $50.0 million in aggregate principal amount of convertible notes at the signing of the Merger Agreement (the “Initial Notes”), expect to issue $25.0 million in aggregate principal amount of convertible notes upon closing of the Merger (the “Additional Notes”), and may issue up to an additional $25.0 million in aggregate principal amount of convertible notes at the election of the holders of the notes, in one or more closings, on or prior to February 8, 2022 (the “Optional Notes” and, together with the Initial Notes and the Additional Notes, the “Notes”). Subject to certain exceptions, SIS Holdings will retain 100% of its existing equity in the combined company for at least 12 months post-closing of the Merger.

The Merger Agreement provides that we will pay all fees and expenses incurred by Newtown in connection with consummating the Merger; provided, that, in the event the Merger Agreement is terminated and the closing of the Merger does not occur, we would be responsible for any such fees and expenses only in the event the Merger Agreement is terminated by Newtown due to our breach under certain circumstances set forth in the Merger Agreement. Through the date of issuance of these financial statements, we have paid $0.2 million on behalf of Newtown. As described in Note 1, the Merger is expected to be consummated during the fourth quarter of calendar year 2021.

Amendment to SIS Holdings Plan and Early Settlement of LTI Plan

Effective July 29, 2021, the SIS Holdings Plan was amended as further described in Note 11 – Profit Interest Units of SIS Holdings LP. On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and as further described on Note 12 – Cyxtera Management, Inc. Long-Term Incentive Plan, the consummation of the Cyxtera Transaction resulted in an “Early Settlement Event” under the LTI Plan.